Exhibit 10.5

AGREEMENT AND GENERAL RELEASE

Celanese Corporation, its’ subsidiaries and its affiliates (“Company” or “Celanese”), 222 W. Las Colinas Blvd., Irving, Texas 75039 and Scott M. Sutton, such person’s heirs, executors, administrators, successors, and assigns (“Executive”), agree that:

1.     Last Day of Employment. The last day of employment with the Company is: February 28, 2019 (“Separation Date”). Unless otherwise expressly agreed to by the Company, if Executive voluntarily resigns with effect before the last day of work in the office, Executive shall immediately be removed from the payroll and forfeit all rights to the Consideration set forth in Paragraph 3 below. In order to remain on the payroll until the Separation Date (or Early Separation Date, as applicable) and receive the Consideration set forth in Paragraph 3 below, during the period of time prior to February 28, 2019, Executive shall comply with all Company policies and procedures and, up to the Separation Date, perform Executive’s duties faithfully, to the best of Executive’s ability and to the satisfaction of the Company and to the promotion of its business as needed, including but not limited to work on projects assigned to Executive and assistance with transition duties. Before and after Executive ceases working in the office, he will be permitted to engage in activities during regular business hours related to his efforts to pursue other professional opportunities.
2.     Early Separation Date. If Executive chooses a voluntary Separation Date earlier than the Separation Date set forth above (such date referenced as the “Early Separation Date” or “ESD”), Executive will be released as of the ESD. Executive will still be eligible for the Consideration set forth in Paragraph 3 of this Agreement and General Release (“Agreement”). However, Executive agrees to waive any additional salary payment for the balance of the time period commencing on the date of the ESD through the Separation Date. In addition, Long Term Equity Agreements (LTI’s), vacation payout and healthcare coverage set forth in Paragraphs 3 (c), (e), and (f) below, respectively, will be prorated to the ESD. For purposes of this Agreement, the last day of employment will be either the Separation Date or ESD, whichever is applicable.
3.    Consideration. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A of the Internal Revenue Code. In consideration for signing this Agreement and compliance with the promises made herein, the Company and Executive agree:

a.
Voluntary Resignation. Executive agrees to voluntarily resign from employment with the Company by way of retirement effective on the Separation Date or ESD, whichever is earlier. Within three business days following the Effective Date of this Agreement, Executive will sign and deliver to the Company a voluntary resignation of employment letter using the format set forth at Exhibit A.

b.	Annual Bonus. For 2018, Executive will be eligible to receive a bonus based on actual company performance and a personal modifier of no less than 1.0, payable on or about March 15, 2019.

c.
Long-Term Equity ( LTI’s). Executive is a participant under various equity award agreements given by the Company (collectively, the “Equity Awards”). The Company and Executive agree, that, notwithstanding any provision in the Equity Awards to the contrary, based on the terms and provisions of this Agreement and the assumption of a departure on the Separation Date or ESD, Executive will vest in a prorated portion of the Equity Awards as summarized in Exhibit B, which units shall vest on the date they would otherwise vest if Executive’s employment had continued through each applicable vesting date. All of Executive’s Equity Awards that are not listed on Exhibit B shall be forfeited on the Separation Date (if not vested prior thereto). If Executive departs on the ESD, or otherwise before the Separation Date, the proration of the Equity Awards on Exhibit B will be adjusted accordingly to reflect the earlier departure date.

d.	Pension, 401(k) Supplemental and Deferred Compensation Plan Vesting. If Executive is eligible, the Company will fulfill its obligations according to the terms of the respective Plans.

e.
Unused Vacation. The Company will pay to Executive wages for any unused vacation for 2019, and any approved vacation carried over from 2018 under the Company’s standard procedure for calculating and paying any unused vacation to separated employees. The gross amount due to Executive, less any lawful deductions, will be payable within 30 days of the Separation Date or ESD; subject to Executive providing the details of any vacation days utilized during 2018.

f.
Company Benefit Plans. If Executive applies for COBRA benefits, medical and dental coverage will continue according to the Employee’s current medical and dental plan elections, with no premium cost to the Employee after the Separation Date or ESD, until the earlier of two (2) full months after the last day in the month of the Separation Date, February 28, 2019, or the ESD, or the date on which the Executive becomes covered under another medical or dental plan. All other normal company programs (e.g., life insurance, LTD, 401(k) contributions, etc.) will continue until the Separation Date.

g.	COBRA Healthcare. If Executive has applied for COBRA benefits, Executive shall be entitled to elect to continue such COBRA coverage for up to sixteen (16) months, at Executive’s expense.

h.
Return of Company Property. Executive will surrender to the Company, on a mutually agreeable date, all Company materials, including, but not limited to Executive’s Company-provided laptop computer, phone, credit card, calling cards, etc. Executive will be responsible for any outstanding balances for any personal expenses charged on the Company credit card which have not already been reconciled.

i.	Withholding. The payments and other benefits provided under this Agreement shall be reduced by applicable withholding taxes and other lawful deductions.

j.
Indemnification and Protection. The Company will maintain in effect directors and officers liability insurance coverage which provides defense and indemnity to Executive equivalent to that provided to active officers and directors of the Company. To the extent not otherwise covered by insurance, and to the maximum extent permitted by law and the Company’s Articles of Incorporation and other governing documents, the Company will defend, indemnify and hold Executive harmless from and against any legal claims, lawsuits, or liabilities arising out of or related to his service as an officer, employee or agent of the Company equivalent to that provided to active officers, employees or agents of the Company.

4.No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the monies and/or benefits specified in Paragraph 3 above, unless Executive signs this Agreement on the signature page without having revoked this Agreement pursuant to Paragraph 16 below, signs the letters at Exhibit A, C, D and E and fulfills the promises contained herein.

5.General Release of Claims. Except as otherwise set forth herein, Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, in all countries, including but not limited to the U.S., the People’s Republic of China (PRC), U.K. and Germany, the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as the “Company”), of and from any and all claims, known and unknown, asserted and unasserted, Executive has or may have against the Company as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Wall Street Reform Act of 2010 (Dodd Frank);

•	The Family Medical Leave Act of 1993 (FMLA);

•	The Texas Civil Rights Act, as amended;

•	The Texas Minimum Wage Law, as amended;

•	Equal Pay Law for Texas, as amended;

•
Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance including but not limited to the State of Texas; or any law, regulation or ordinance of a foreign country, including but not limited to the PRC, Federal Republic of Germany and the UK;

•	Any public policy, contract, tort, or common law;

•	The employment, labor and benefits laws and regulations in all countries in addition to the U.S. including but not limited to the U.K. and Germany; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

6.Affirmations. Executive affirms that Executive has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company in any forum or form. Provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), OSHA, The National Labor Relations Board (“NLRB”), or a charge or complaint under applicable securities laws with the Securities and Exchange Commission (“SEC”) or any other federal, state, or municipal agency with appropriate jurisdiction (a “Government Agency”), subject to the restriction that if any such charge or complaint is filed, Employee agrees not to violate the confidentiality provisions of this Agreement, except by an order of a court having competent jurisdiction, if permitted by applicable law, or if in connection with confidential communications with a Government Agency or an investigation conducted by a Government Agency with appropriate jurisdiction. Employee further agrees and covenants that should Executive or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge or claim with the EEOC, or any civil action, suit or legal proceeding against the Company involving any matter occurring at any time in the past, Executive will not seek or accept any personal relief (including, a judgment, relief or settlement) in such charge, civil action, suit or proceeding, unless permitted under law or regulation. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC. Executive further affirms that Executive has reported all hours worked as of the date of this Agreement and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses. commissions and/or benefits are due to Executive, except as provided in this Agreement. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases.

7.Confidentiality. Executive and the Company agree not to disclose any information regarding the existence or substance of this Agreement, except to Executive’s spouse, tax advisor, and an attorney with whom Executive chooses to consult regarding Executive’s consideration of this Agreement or as permitted by applicable law. Executive agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial commercial business or technical information (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Company at any time unless and until such knowledge or information is in the public domain through no wrongful act by Executive. Executive further agrees not to divulge to anyone (other than the Company or any persons employed or designated by the Company), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or if in connection with confidential communications with a Government Agency or an investigation conducted by a Government Agency with appropriate jurisdiction.

8.Notification of Allowable Disclosure of Trade Secret Information in the United States. Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, if Executive files a lawsuit against the Company alleging retaliation for reporting a suspected violation of law, the Executive may disclose the trade secret to Executive’s attorney. Executive may also use the trade secret information in a court proceeding, provided that he files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to a court order.

9.Non-competition/Non-solicitation/Non-hire. Executive acknowledges and recognizes the highly competitive and confidential nature of the business of the Company. The Long-Term Incentive Award Claw-Back Agreement (“Claw-Back Agreement”) and the New Employee Restrictive Covenant Agreement (“RCA”), executed by Executive (collectively, the “Claw-Back/RCA Agreements”), include, among other obligations, promises made by Executive regarding safeguarding confidential Company information, non-competition with the Company and the non-solicitation/no hire of current employees and contractors. Both the Claw-Back Agreement and the RCA remain in full force and effect and are part of this Agreement, except to the extent they are modified below.

The Clawback/RCA Agreements and all other agreements executed by Executive which contain non-compete provisions are modified as follows: The Restricted Period is three years from the Separation Date.

10.Governing Law and Interpretation. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws provision. In the event Executive or the Company breaches any provision of this Agreement, Executive and the Company affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

11.Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

12.Non-Disparagement. Executive agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, the Company, its reputation, its business, and/or its directors, officers, managers. Likewise the Company’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Executive, his reputation and/or his business.

13.Future Cooperation after Separation Date. After the Separation Date, Executive agrees to make reasonable efforts to assist the Company including but not limited to: responding to telephone calls, assisting with transition duties, assisting with issues that arise after the Separation Date and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse Executive for reasonable time and expenses in connection with any future cooperation after the Separation Date, at his current annual base pay, converted to an hourly rate. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse the Executive within 30 days of remittance by Executive to the Company of such time and expenses incurred.

14.Injunctive Relief. Executive agrees and acknowledges that the Company will be irreparably harmed by any breach, or threatened breach by his of this Agreement and that monetary damages would be grossly inadequate. Accordingly, he agrees that in the event of a breach, or threatened breach by him of this Agreement the Company shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.

15.Review Period. Executive is hereby advised Executive has up to twenty-one (21) calendar days, from the date Executive receives it, to review this Agreement and to consult with an attorney prior to execution of this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

16.Revocation Period and Effective Date. If Executive signs and returns to the Company a copy of this Agreement, Executive has a period of seven (7) days (the “Revocation Period”) following the date of such execution to revoke this Agreement, after which time this agreement will become effective (the “Effective Date”) if not previously revoked. In order for the revocation to be effective, written notice must be received by the Company no later than close of business on the seventh day after Executive signs this Agreement at which time the Revocation Period shall expire.

17. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

18.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Company to Executive. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement, except for those set forth in this Agreement.

19.HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 2 ABOVE, EXECUTIVE

FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the following date: January 7, 2019.

Executive	Celanese Corporation:
By: /s/ Scott M. Sutton	By:	/s/ Shannon L. Jurecka
Scott M. Sutton		Shannon L. Jurecka

To: Scott M. Sutton
From: Shannon L. Jurecka

Re: Agreement and General Release

Dear Scott,

This letter confirms that on January 7, 2019, I personally delivered to you the enclosed Agreement and General Release. You have until January 29, 2019, which is at least 21 days after receipt, to consider this Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act. To this end, we advise you to consult with an attorney of your choosing prior to executing this Agreement and General Release.

Very truly yours

/s/ Shannon L. Jurecka

Shannon L. Jurecka

Exhibit A

To: Chairman and Chief Executive Officer, Celanese Corporation
From: Scott M. Sutton
Date: January 7, 2019

Subject: Letter of Voluntary Resignation

The purpose of this letter is to inform you that I have decided to voluntarily resign from Celanese. The effective date of my departure and my resignation will be February 28, 2019 (Separation Date), unless I elect to terminate my employment sooner pursuant to the terms of our Agreement (Early Separation Date). As of the Separation Date, I hereby resign from any and all positions I may hold as a corporate officer, director, committee member or manager of the Company and its subsidiaries and affiliates (including without limitation any positions as an officer, committee member, employee, manager and/or director), and from all positions held on behalf of the Company (e.g., external and joint venture board memberships, internal committee positions, etc.).

Sincerely,

/s/ Scott M. Sutton
Scott M. Sutton

Exhibit B

Summary of LTI Awards

Award	Grant Date	Vest Date	Target Award # Units	Pro-ration	Prorated Amount # Units
2016 RSU Award	12/08/2016	12/08/2019	12,769	0.7416	9,470 [1]
2017 PRSU Award	2/09/2017	2/15/2020	15,583	0.6803	10,601 [2]
2018 PRSU Award	2/08/2018	2/15/2021	26,581	0.3491	9,279 [2]

Notes:
1 The December 8, 2018 vesting tranche of this award will vest during Executive’s service as an employee.
2 The Prorated No. of Units is subject to adjustment based on Company performance as outlined in the award agreement.

Exhibit C

January 11, 2019

Shannon L. Jurecka
Celanese Corporation
222 W. Las Colinas Blvd.
Suite 900 N.
Irving, TX 75039

Re: Agreement and General Release

Dear Shannon:

On January 7, 2019, I executed an Agreement and General Release between Celanese and me. I was advised by Celanese, in writing, to consult with an attorney of my choosing, prior to executing the Agreement and General Release.

I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release.

Very truly yours,

/s/ Scott M. Sutton
Scott M. Sutton

Exhibit D

Supplemental Agreement and General Release

February 28, 2019

Shannon L. Jurecka
Celanese Corporation
222 W. Las Colinas Blvd.
Suite 900 N.
Irving, TX 75039

Re: Supplemental Agreement and General Release

Dear Shannon:

I hereby reaffirm and acknowledge that the Agreement and General Release executed on January 7, 2019, also applies from the date it was executed until my last day of employment today, February 28, 2019.

Sincerely,

/s/ Scott M. Sutton
Scott M. Sutton

Exhibit E

Supplemental Non-Revocation Agreement

March 7, 2019

Shannon L. Jurecka
Celanese Corporation
222 W. Las Colinas Blvd.
Suite 900 N.
Irving, TX 75039

Re: Agreement and General Release & Supplemental Agreement and General Release

Dear Shannon:

On January 7, 2019, I executed an Agreement and General Release between Celanese and me, and on February 28, 2019 I executed a Supplemental Agreement and General Release (Exhibit D). I was advised by Celanese, in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

I have at no time revoked my acceptance or execution of the Agreement and General Release or the Supplemental Agreement and General Release and hereby reaffirm my acceptance of both agreements. Therefore, in accordance with the terms of our Agreement and General Release, I hereby request payment of the Consideration described in Paragraph 3 pursuant to the terms of that Agreement.

Very truly yours,

/s/ Scott M. Sutton
Scott M. Sutton